Exhibit 10.5

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “Agreement”) is entered into as of August 6, 2025, by and between MOVANO INC., a Delaware corporation (“Borrower”) and EVIE HOLDINGS, LLC (“Lender”).

RECITALS

A. Lender has agreed to make a term loan to Borrower (the “Loan”) in the amount and manner set forth in that certain Loan Agreement dated as of the date hereof (as amended from time to time, the “Loan Agreement”; capitalized terms used but not defined herein are used as defined in the Loan Agreement) between Lender and Borrower. Lender is willing to make the Loan to Borrower, but only upon the condition, among others, that Borrower shall grant to Lender a security interest in Borrower’s intellectual property to secure the obligations of Borrower to Lender.

B. Pursuant to the terms of the Security Agreement, Borrower has granted to Lender a security interest in all of Borrower’s right, title and interest, whether presently existing or hereafter acquired, in, to and under all of the Collateral.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of Borrower’s obligations to Lender, Borrower hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

1. Grant of Security Interest. To secure Borrower’s Obligations to Lender, Borrower grants and pledges to Lender a security interest in all of Borrower's right, title and interest in, to and under Borrower’s intellectual property constituting Collateral (all of which shall collectively be called the “Intellectual Property Collateral”), including, without limitation, the following:

(a) Any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held, including without limitation those set forth on Exhibit A attached hereto (collectively, the “Copyrights”);

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights that may be available to Borrower now or hereafter existing, created, acquired or held;

(d) All patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications set forth on Exhibit B attached hereto (collectively, the “Patents”);

(e) Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks, including without limitation those set forth on Exhibit C attached hereto (collectively, the “Trademarks”);

(f) All mask works or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired, including, without limitation those set forth on Exhibit D attached hereto (collectively, the “Mask Works”);

(g) Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h) All licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works and all license fees and royalties arising from such use, in each case, to the extent the grant of security interest is permitted by such license or rights;

(i) All amendments, extensions, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works; and

(j) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

2. Recordation. Borrower authorizes the Commissioner for Patents, the Commissioner for Trademarks and the Register of Copyrights and any other government officials to record and register this Agreement upon request by Lender.

3. Authorization. Borrower hereby authorizes Lender to (a) modify this Agreement unilaterally by amending the exhibits to this Agreement to include any Intellectual Property Collateral which Borrower obtains subsequent to the date of this Agreement, and (b) file a duplicate original of this Agreement containing amended exhibits reflecting such new Intellectual Property Collateral.

4. Loan Documents. This Agreement has been entered into pursuant to and in conjunction with the Loan Agreement and Security Agreement, which are hereby incorporated by reference. The provisions of the Loan Agreement and Security Agreement shall supersede and control over any conflicting or inconsistent provision herein. The rights and remedies of Lender with respect to the Intellectual Property Collateral are as provided by the Loan Agreement, Security Agreement and related documents, and nothing in this Agreement shall be deemed to limit such rights and remedies.

5. Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif" format) shall be effective as delivery of a manually executed counterpart of this Agreement.

6. Successors and Assigns. This Agreement will be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the United States and the State of New York, without giving effect to any choice or conflict of law provision or rule which would result in the application of the law of a different jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

BORROWER:

MOVANO INC.

By:	/s/ JCogan
Name:	J. Cogan
Title:	CFO

LENDER:

EVIE HOLDINGS, LLC

By:	/s/ Peter Appel
Name:	Peter Appel
Title:

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